EXHIBIT 10.8

SPECIAL INCENTIVE AWARD AGREEMENT
This Special Incentive Award Agreement (“Agreement”) is made as of June 8, 2017 “Effective Date”) between Sean Skelley (“Executive”) and Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”) (collectively referred to as the “Parties”).
Background
A.    Executive is employed by Sears and Sears desires to provide additional financial incentives to Executive on the terms and conditions of this Agreement, which incentives, terms and conditions Executive desires to accept.
B.    Executive is willing to agree to the foregoing and acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Sears is otherwise required to provide.
Now, therefore, the Parties intending to be legally bound, and for good and valuable consideration, agree as follows:

1.	Incentive Award. Subject to the terms and conditions of this Agreement:
a.Incentive Periods and Incentive Awards. Provided (1) Executive enters into this Agreement prior to June 12, 2017, and (2) Executive is actively employed by Sears as of the last day of each Incentive Period, then Sears will pay Executive the Incentive Award for the applicable Incentive Period in accordance with the payment terms in subsection (b) below and this Agreement. For the purposes of this Agreement, the Incentive Periods and Incentive Awards are as indicated in the following table:

Incentive Periods	Start/End of Incentive Period	Incentive Awards
1st Incentive Period	Date Agreement signed by Executive[1] until August 31, 2017	$125,000
2nd Incentive Period	Last day of 1st Incentive Period until February 3, 2018	$125,000
3rd Incentive Period	Last day of 2nd Incentive Period until February 2, 2019	$250,000
b.Payment Terms. If all of the requirements stated in subsection (a), above, are met and an Incentive Award becomes payable, payment shall be:
1.made within thirty (30) days after the end of the Incentive Period;
2.subject to applicable withholding in accordance with Section 4(f) below;
3.a special bonus and shall not be eligible compensation for purposes of any qualified or nonqualified retirement plan maintained by Sears.

___________________________
1 Per Section 1 a 1., this must be prior to June 12, 2017,

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

c.Termination During an Incentive Period.
1.If Executive’s employment is involuntarily terminated by Sears other than for Cause, as defined below, during an Incentive Period, Sears will pay a pro-rata portion of the applicable Incentive Award for the Incentive Period in which the termination date occurs, with such pro-rata payment made in accordance with Section 1(b). The pro-rata portion will be based on a fraction, the numerator of which is the number of days measured from the first day of the Incentive Period through Executive’s termination date and the denominator of which is the total number of days in the Incentive Period; which pro rata portion will be paid as soon as administratively feasible following such termination.
2.If during an Incentive Period, either Executive’s employment is terminated by Sears for Cause, or Executive voluntarily terminates employment for any reason (including due to death or disability), Executive shall forfeit any and all rights, claims or interest in any Incentive Award that has not become payable as of such termination; no pro-rata payment described in subsection (c)(1), above, will be owed or made.
3.For the purposes of this Agreement, the term “Cause” shall mean (A) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or Sears affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (B) the commission by Executive of a felony; or (C) dishonesty or willful misconduct in connection with Executive’s employment.
d.Impact on AIP Bonus.
1.Any payment to Executive under the Sears Holdings Corporation Annual Incentive Plan for Sears’ 2017 fiscal year (“FY 2017 AIP”) shall be reduced dollar-for-dollar by the total gross amount paid to Executive as Incentive Awards for the 1st and/or 2nd Incentive Periods.
2.Any payment to Executive under the Sears Holdings Corporation Annual Incentive Plan for Sears’ 2018 fiscal year (“FY 2018 AIP”) shall be reduced dollar-for-dollar by the total gross amount paid to Executive as an Incentive Award for the 3rd Incentive Period.
3.Payment of any Incentive Award under this Section 1 shall not create or give Executive any right or claim under the FY 2017 AIP or the FY 2018 AIP, and shall not compromise, waive or modify any right or discretion of Sears under the FY 2017 AIP or the FY 2018 AIP.

2.	Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Sears or any Sears affiliate (for the

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

purposes of this Section 2, the term “Sears” means Sears and any Sears affiliate) is otherwise obligated to provide. Therefore, in consideration of the opportunity to earn the Incentive Awards and other good and valuable consideration:

a.	Non-Disclosure.
1.Executive will not, during the term of Executive’s employment with Sears or thereafter, and other than in the performance of his duties and obligations during his employment with Sears or as required by law or legal process, and except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Sears Confidential Information” (as defined in subsection (a)(2) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive.
2.For purposes of this Agreement, “Sears Confidential Information” means trade secrets and non-public information which Sears designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears that is not known generally to the public or in the industry.
3.All documents and other property that relate to the business of Sears are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request Executive to do so.
4.Defend Trade Secrets Act of 2016 Immunity. The confidentiality obligations in this Agreement shall not prohibit you, and you shall be immune from any criminal or civil liability under any Federal or State trade secret law for: (A) the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.
b.Non-Solicitation of Employees. During Executive’s employment with Sears and for twelve (12) months following Executives’ Date of Termination, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or assist in any way with the hiring of any Sears employee by any future employer or other entity.
c.Non-Competition.
1. Executive acknowledges that as a result of Executive’s position at Sears, Executive has learned or developed, or will learn or develop, Sears Confidential

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor. Therefore, for twelve (12) months following Executive’s Date of Termination, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.
2.For purposes of this Agreement, “Sears Competitor” means:
A.Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in subsection (2)(B) immediately below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection (2)(B) immediately below; and
B.Any party (i) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, lawn/garden, auto parts, food/consumables, toys, seasonal, fitness/sporting goods, apparel and/or pharmacy products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $1 billion, or (ii) a party engaged in any other line of business, in which Sears (including any Sears Affiliate) has commenced business prior to the end of Executive’s employment, having annual gross sales in that line of business in excess of $100 million.
3.Executive acknowledges that Sears shall have the right to propose modifications to Appendix A periodically to include (A) emergent competitors in Sears existing lines of business and (B) competitors in lines of business that are new for Sears, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.
4.Executive acknowledges that Sears (or Sears Affiliates) does business throughout the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada and that this non-compete provision applies in any state or province (as applicable) of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada, in which Sears does business.
d.Restriction on Post-Employment Affiliation with Sears Vendors.
1.Executive acknowledges that as a result of Executive’s position at Sears , Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any “Sears Vendor” (as defined herein). Therefore, for twelve (12) months from Executive’s Date of Termination, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

(other than having a passive ownership interest in or being a customer of) any Sears Vendor.
2.For purposes of this Agreement, “Sears Vendor” means, the vendors, if any, listed in Appendix A as well as any vendor with combined annual gross sales of services or merchandise to Sears in excess of $200 million.
e.Compliance with Protective Covenants. Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Section 2. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, Sears Affiliates, their agents and employees, from all liability for any damage arising from any such contacts or communications.
f.Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears and Sears Affiliates. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.
g.General Release and Waiver. Upon Executive’s Date of Termination, Executive will execute a binding general release and waiver of claims in a form to be provided by Sears (“General Release and Waiver”), which is incorporated by reference under this Agreement. This General Release and Waiver will be in a form substantially similar to the attached sample.
h.Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Vice President, Talent & Human Capital Services or Senior Vice President, General Counsel and Corporate Secretary (or the equivalent) of Sears. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.
i.Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 2(a), 2(b), 2(c) and 2(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by Executive.

3.	HSBU Transaction Bonus. Executive will be eligible to receive a bonus upon the completion of any material externalization effort of sears’ Home Services business (“HSBU

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

Transaction”). Whether and if so, when, a HSBU Transaction has been completed, the amount, form, timing and any other terms and conditions of such bonus will be determined by the Sears Holdings Corporation Compensation Committee (“Committee”) in its sole and absolute discretion. In making determinations specific to a bonus award, such as, but not limited to, the amount, the Committee shall consider in good faith the extent and significance of Executive’s contribution to completing the HSBU Transaction. The terms and conditions of such bonus, if any, shall by design either expressly comply with or be exempt from Internal Revenue Code section 409A.

4.	Termination and Waiver of ESA. Effective as of the first date written above:
a.Sears and Executive hereby terminate the Executive Severance Agreement dated September 24, 2015, a copy of which is attached hereto (the “ESA”).
b.Sears and Executive each hereby waive any and all of their rights, claims, interests, and remedies under the ESA and any and all obligations of the other party under the ESA.

5.	Miscellaneous.
a.Confidentiality. The contents of this Agreement and any information made available to Executive in the course of entering into this Agreement shall be considered Sears Confidential Information and subject to this subsection 4(a) except that Executive may disclose and communicate this Agreement to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential; whether this Agreement is ultimately agreed to or not by Executive. Executive agrees that breach of this confidentiality obligation is cause for discipline, up to and including termination as well as reimbursement to Sears for any amounts paid to Executive pursuant to this Agreement.
b.Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that his employment with Sears is terminable “at-will” by either Party with or without cause and with or without notice.
c.Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
d.Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.

Special Incentive Award Agreement
Sean Skelley
June 8, 2017

e.Entire Agreement. This Agreement contains and comprises the entire understanding and agreement between Executive and Sears and fully supersedes any and all other agreements or understandings between Executive and Sears with respect to the subject matter contained herein. Hereinafter, this Agreement may not be modified except by a written agreement between the Parties.
f.Tax Withholding. All amounts payable to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.
g.Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.
h.Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (1) submits to the personal jurisdiction of such courts; (2) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (3) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.
i.Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.
EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO SEEK LEGAL COUNSEL, HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND IS EXECUTING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth below.
EXECUTIVE                        SEARS HOLDINGS CORPORATION

/s/ Sean Skelley	/s/ Julie Ainsworth
SeanSkelley	Julie Ainsworth

6/8/17	6/12/17
Date	Date

EXHIBIT 10.8

Executive: Sean Skelley	Date: June 8, 2017

Appendix A
Executive Severance Agreement

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of “Sears Competitors”, as referred to under subsection 4(c)(ii)(1) of the Executive Severance Agreement:

Retail	Retail/Home/Product Services
BJ's Wholesale Club	hhgregg Appliances and Electronics
Best Buy Co., Inc.	Lowe's Companies, Inc.
Costco Wholesale Corporation	Menard, Inc.
Dillard's, Inc.	The Home Depot, Inc.
Gap Inc.	Ace Hardware Corporation
J.C. Penney Company, Inc.	National Electronics Warranty Corporation
Kohl's Corporation	(N.E.W)
L Brands, Inc.	Rollins, Inc.
Limited Stores, LLC	The Service Master Company
Macy's Inc.	True Value Company
Meijer
TJX Companies, Inc.	Retail/Other
Target Corporation	Amazon.com, Inc.
Wal-Mart Stores, Inc.	ebay, Inc.